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                                                                  EXHIBIT 99.1

                     [LETTERHEAD OF P-COM APPEARS HERE]

FOR IMMEDIATE RELEASE


COMPANY CONTACT:

Michael Sophie                                    Karl Spurzem
Chief Financial Officer                           Director, Investor Relations
(408) 866-3666                                    (408) 866-3666

                P-COM, INC. ANNOUNCES REDUCTION IN WORKFORCE
                          AND RESTRUCTURING CHARGE
________________________________________________________________________________

        CAMPBELL, CA, USA (September 11, 1998) -- P-Com, Inc. (NASDAQ National
Market: PCMS) today announced it is implementing global cost cutting measures and a restructuring program that will result in, among other actions, a reduction of approximately 10 percent of its global workforce affecting approximately 120 full-time employees. Members of senior management will be taking a 10 percent reduction in salary.

        The company expects to report a charge for the quarter ending September 30, 1998 to cover costs related to the variety of measures it is implementing during the quarter. These charges include severance costs, facility consolidation expenses, and the write-down and write-off of assets, the value of which has become impaired, either as a result of current business conditions or business portfolio decisions.

        The company believes that the actions announced today will reduce costs while preserving important resources for key new product development critical to the future growth of P-Com.

        P-Com, Inc. develops, manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments.

        Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, pricing and competition, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions and the risk of early obsolescence. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

        P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

 P-Com, Inc.  *  3175 S. Winchester Boulevard  *  Campbell, CA 95008  *  USA

                 TEL: (408) 866-3666  *  FAX: (408) 866-3655

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